Registration Statement No. 333-200774
Filed Pursuant to Rule 424(b)(3)

PROSPECTUS

10,110,000 Shares

BLUE EARTH, INC.

Common Stock

This prospectus relates to the resale of an aggregate of 10,110,000 shares of common stock that may be offered and sold from time to time by the selling stockholders named in this prospectus.

The selling stockholders and their permitted transferees may offer and sell the shares from time to time at market prices in negotiated transactions or otherwise.  The timing and amount of any sale are within the sole discretion of the selling stockholders.   The selling stockholders may sell the shares directly or through underwriters, brokers or dealers.  The selling stockholders will pay commissions or discounts to underwriters, brokers or dealers in amounts to be negotiated prior to the sale.  We will not receive any of the proceeds from the sale of the shares by the selling stockholders.  See “Plan of Distribution” on page 14 for more information on this topic.

Our common stock is listed on the Nasdaq Capital Market and trades under the symbol “BBLU”. The closing price of our common stock on the Nasdaq Capital Market on December 31, 2014 was $1.08 per share.

Investing in our securities involves a high degree of risk, including those contained or incorporated by reference herein described under “Risk Factors” beginning on page 11 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 2, 2015.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC for selling stockholders.  Under this process, the selling stockholders may sell the securities described in this prospectus in one or more offerings.  This prospectus does not contain all of the information included in the registration statement.  The registration statement filed with the SEC includes exhibits that provide more details about the matters discussed in this prospectus.  You should carefully read this prospectus, the related exhibits filed with the SEC, together with the additional information described below under the headings “Where You Can Find More Information” and “Incorporation by Reference.”

You should rely only on the information contained or incorporated by reference in this prospectus.  We have not, and the selling stockholders have not, authorized any other person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  Our business, financial condition, results of operations and prospects may have changed since those dates.

No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus or any accompanying prospectus supplement in connection with the offer made by this prospectus or any accompanying prospectus supplement and, if given or made, such information or representations must not be relied upon as having been authorized by Blue Earth, Inc. or any such person. Neither the delivery of this prospectus or any accompanying prospectus supplement nor any sale made hereunder and thereunder shall under any circumstances create an implication that there has been no change in the affairs of Blue Earth, Inc. since the date hereof. This prospectus or any accompanying prospectus supplement does not constitute an offer or solicitation by anyone in any state in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

An investment in our securities involves certain risks that should be carefully considered by prospective investors. See “Risk Factors.”

You should read this prospectus and any prospectus supplement as well as additional information described under “Incorporation of Certain Documents by Reference” and “Where You Can Find More Information,” both on page 16.

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in our reports filed with the SEC and incorporated herein by reference.  This summary may not contain all of the information that may be important to you. You should read our periodic reports, as well as our Registration Statement on Form S-1 (No. 333-189937) (the “S-1 Registration Statement”).  In this prospectus, unless otherwise noted, the terms “the Company,” “we,” “us,” and “our” refer to Blue Earth, Inc., and its subsidiaries, Blue Earth Tech, Inc., Blue Earth Solar, Inc. (f/k/a Xnergy), Blue Earth Energy Management Services, Inc. (f/k/a Castrovilla, Inc.), Blue Earth Generator, Inc. (f/k/a Blue Earth Energy Management, Inc.), Blue Earth Finance, Inc., Ecolegacy Gas & Power, LLC, Blue Earth CHP, Inc. (f/k/a IPS Power Engineering, Inc.), Blue Earth Power Performance Solutions, Inc. (f/k/a Intelligent Power Inc.), Blue Earth Energy Power Solutions, LLC (f/k/a Millennium Power Solutions, LLC), Blue Earth Capital, Inc., as well as Genesis Fluid Solutions Holdings, Inc., our former name.

Company Overview

Blue Earth, Inc. and subsidiaries (the “Company”) is a comprehensive provider of energy efficiency and alternative/renewable energy solutions for small and medium sized commercial facilities and industrial facilities. The Company also owns, manages and operates independent energy generation systems constructed in conjunction with these services.

The Company has expanded its comprehensive energy solutions offerings through strategic acquisitions of companies that have been providing energy solutions to an established customer base or have developed a proprietary technology that can be utilized by our customers to improve equipment reliability, reduce maintenance costs and provide a better overall operating environment. The acquired companies’ operational activities are being conducted through the following six business units: Blue Earth Solar; Blue Earth CHP; Blue Earth EMS; Blue Earth PPS; Blue Earth Capital and Blue Earth EPS. Blue Earth EMS, Blue Earth EPS and Blue Earth PPS are part of the Energy Efficiency and Technology operating segments.  Blue Earth Solar and Blue Earth CHP are part of the Construction operating segments. As energy sales come online from facilities owned and built by the Company’s Blue Earth Solar or Blue Earth CHP business units, a third operating segment will be introduced. The primary strategic objective for the respective business units is to provide services which establish and build brand awareness about the comprehensive energy efficiency and alternative/renewable solutions provided by the Company to its existing and future customers.

The Blue Earth Solar unit of the Company has built and owned a 500,000 watt solar powered facility on the Island of Oahu, Hawaii, which it recently sold. It has also built, operates and manages seven solar powered facilities in California and is designing and permitting numerous other projects. Our turnkey energy solutions enable our customers to reduce or stabilize their energy related expenditures and lessen the impact of their energy use on the environment. Our services offered include the development, engineering, construction, operation and periodic warranty maintenance and in certain cases, financing of small and medium scale alternative/renewable energy plants including solar photovoltaic (PV), Combined Heat and Power (“CHP”) or on-site cogeneration and fuel cells.  Although the Company has a limited operating history and limited revenues in comparison to the size of the projects it has undertaken, as a result of the Company’s acquisitions, it is staffed with experienced CHP personnel.

The Blue Earth CHP unit builds, owns, operates and/or sells the energy plants or build them for the customer to own. As we continue to expand our core energy services business as an independent energy producer, we intend to sell the electricity, hot water, heat and cooling generated by the power plants that we own under long-term energy purchase agreements to utilities and long-term take or pay contracts to our industrial customers. The Company also intends to finance alternative and renewable energy projects through industry relationships. Blue Earth CHP recently added personnel and facilities enabling it to develop, construct and maintain back-up generators and cogeneration system in the New York metropolitan area.  It plans to grow the segment into other East Coast and Mid-West metropolitan markets.  This broadens Blue Earth CHP offerings to include co-generation systems and back-up generators for large commercial buildings in addition to the large industrial manufacturing facilities already served by BE CHP.

The Blue Earth EMS unit provides our customers with a variety of measures to improve the efficiency of their facilities’ energy consumption by designing, developing, engineering, installing, operating, maintaining and monitoring their major building systems, including refrigeration, lighting and heating, ventilation and air-conditioning. We offer our utility customers, energy efficiency programs, such as our proprietary Keep Your Cool™ refrigeration program, adopted by many utilities in California, targeted to their small and medium-sized commercial customers. Our utility based, rate-payer incentive programs, are designed to help commercial businesses use less energy through the upgrade of existing equipment with new, more efficient equipment that helps reduce demand for electricity, lower energy bills and also enable utilities to satisfy state-mandated energy reduction goals. In addition to designing and administering the utility program, we perform the technical audits, sell the program to the commercial customer and in most instances, provide the installation of the equipment.

Proprietary technologies owned by the Company are the PeakPower® System (Blue Earth PPS unit) and the UPStealth®System (Blue Earth EPS unit). The PeakPower® System is a patented demand response, cloud based technology, that allows remote, wireless monitoring of refrigeration units, lighting and heating, ventilation and air conditioning  with a potential market of thousands of facilities, such as super markets and food processing, restaurants and C-stores, drug and discount stores.  Revenues are expected to ramp up in 2015, as the Company is making some system changes before a commercial roll out in 2015. The technology enables the Company’s business unit, Blue Earth PPS, to provide energy monitoring and control solutions with real-time decision support to protect our customers’ assets by preventing costly equipment failures and food product losses. Our PeakPower® System also serves as a platform to enter into long-term services agreements that allow most types of refrigeration equipment failures to be predicted, thereby enabling preventive servicing based on need rather than periodic, unscheduled and costly service calls.

Management believes based on its knowledge of the industry, that the patent pending UPStealth® System is the only energy efficient, intelligent Nickel Zinc digital battery backup management system that was designed to power signalized traffic intersections during loss of utility power.  This system has been tested, approved and installed in several cities and municipalities throughout the United States.  The UPStealth® System is designed as an alternative to lead-acid battery backup systems, enabling the Company’s business unit, Blue Earth EPS, to provide its customers with an environmentally friendly product that is completely recyclable with no issues of hazardous out-gassing, corrosion, flammable or explosive characteristics.  The innovative UPStealth® battery backup management system can be formed in various configurations that allow the intelligent battery to bend around corners and fit into spaces that cannot be accessed by traditional battery backup systems. Compared to lead-acid battery backup systems, the total cost of ownership for the UPStealth® is typically less, requires less maintenance, performs several years longer, and eliminates costly hazardous disposal issues. We also offer a finance program, which allows cities and municipalities to replace existing systems without capital expenditures.

There are several other market verticals where we believe both of our proprietary technologies can be applied, separately, or in combination, as a viable, cost effective solution. Examples include: back-up energy storage systems for data centers, oil and natural gas wells, remote cell towers, risk management services, and demand response systems to decrease energy usage during peak load pricing periods charged by utilities.

Corporate Strategy

Our strategic objective is to provide our customers with turnkey energy solutions and help them identify and maintain low cost or even no cost savings opportunities to reduce or stabilize their energy related expenditures and lessen the impact of their energy use on the environment.

Key components to our corporate strategy include the following:

Our primary focus in the near term is expected to be organic growth within our combined heat and power (CHP), solar engineering, procurement, and construction (EPC), energy efficiency (EE)/technology business units; although we continue to evaluate and consider strategic acquisition opportunities. Our organic growth focus in each of these areas is summarized as follows.

1)  CHP or Cogeneration:  Our business model is to construct and own, on a customer’s site under a long term lease, CHP or cogeneration systems, selling the thermal power to the customer and the electricity to the customer and the utility grid under long term power purchase agreements (PPAs). We have targeted large companies within the food-processing sector.  The Company is currently building a power plant which we are designing, building, owning and operating for JBS Food Canada, (JBS) a wholly-owned subsidiary of JBS USA Holdings Inc., a large U.S. and international protein provider.  The power plant is built on land leased from the host and the thermal and electric power is to be sold to the host under long term PPA’s with electricity sold to the local utility in certain cases.  On August 28, 2014, the Company announced it had signed an energy purchase agreement and land lease agreement with JBS in Brooks, Alberta, Canada to design, build, finance, own and operate a $27 million cogeneration power facility which the Company expects to commence operations in 2015.  The PPA agreements with our customers will be on a take or pay basis at a guaranteed discount rate from what they currently pay to their local utility providers. To date, Blue Earth CHP has received limited revenue from engineering work done for its customers.

Effective December 1, 2014, Blue Earth, Inc. through its subsidiary, Sumter Heat & Power, LLC, a Nevada limited liability company, entered into an energy purchase agreement and land lease to engineer, design, build, finance, construct, own and operate a co-generation power plant to be located at Pilgrim’s Pride Corporation’s (“Pilgrim’s Pride”) facility in Sumter, South Carolina.  Pilgrim’s Pride agreed to purchase thermal energy from this Combined Heat & Power (CHP) facility.  Pilgrim’s Pride is a subsidiary of JBS Holdings Inc., and is one of the largest chicken producing companies in the world.  This is Blue Earth’s initial energy plant to be completed and was scheduled to be in operation by September 30, 2014, as the modular generator was delivered in August. However, completion of the power plant was delayed due to the unexpected delay in delivery of two important pieces of equipment.

Blue Earth’s, Sumter, South Carolina, co-generation energy facility will utilize methane made from Pilgrim’s Pride’s digester for useful purposes such as hot water, electricity generation, as well as useable gas that can be used in the plant boilers. Insulated hot water storage tanks will also be part of the project to upgrade the current thermal system. Currently the methane is flared off into the environment. This system supports the sustainability efforts of Pilgrim’s Pride. All electrical energy generated by the co-generation facility will be sold to Duke Energy under a power purchase agreement.

The Company raised equity to build its first power plants through an aggregate of approximately $24 million warrant exercise from June 2013 to September 2014.  In December 2013, and the first quarter of 2014, the Company ordered generators, costing approximately $7.8 million for  several power plants for which the total cost is expected to be approximately $32 million.  The Company is making the equipment installment payments and construction costs from cash on hand, while selecting among several project debt financing options.  The Company will install, own and operate the systems at Alberta, Canada and Sumter, South Carolina selling thermal and electric power to the customer and the local utility under ten year power purchase agreements with provisions for ten year extensions.  The units are modular, so construction is primarily assembly that is expected to be completed with power revenues from the Alberta, Canada and South Carolina plants commencing in 2015.  The Company employs large engineering companies for selected engineering and procurement activities as budgeted and planned. The EPC contractor for Alberta is DCO Energy, as described below, and the EPC contractor for Sumter is Stellar Energy.

The purpose of the Company’s acquisition of IPS Engineering Inc. (IPS) and Global Renewable Energy Group Inc. (GREG) now known as Blue Earth CHP, was to acquire the plans and development of the above described CHP projects and the relationship with the customer.  As a result of this acquisition, the percentage of the Company’s total assets represented by construction in progress assets of $46,290,402 at December 31, 2013, was approximately 54%.  The Company recognized revenues of $11,444 and a net loss of $319,931 for the year ended December 31, 2013 from IPS and GREG.

2)  Solar EPC: Our initial strategy was to joint venture with under-financed solar developers in order to gain EPC gross margins that exceed the 8- 12% common within the industry.  However, the new solar management team installed by the Company starting in February 2014, based on their experience has shifted the Company’s focus to larger utility scale projects.  The Company has constructed seven (7) solar projects in California, and is designing and permitting numerous other projects, including 24 solar projects in Hawaii, which are the subject of current litigation.  See our Form 10-Q for the quarter ended June 30, 2014 - Part II, Item 1 “Legal Proceedings.”

On July 2, 2014, Lenape II Solar LLC, a Nevada limited liability company and wholly owned subsidiary of BE Solar (the “Lenape II Sub”) entered into a definitive asset purchase agreement with New Generation Power LLC (“NGP”) to acquire the Lenape II solar project in Indianapolis, Indiana.  On November 3, 2014, the Lenape II Sub entered into a Lease Agreement for the purpose of constructing and operating a solar photovoltaic array and associated solar equipment at the property located in Indianapolis.  BE Solar is in the final stages of negotiation for the sale of all the Membership Interests of the Lenape II Sub. Under the proposed transaction, BE Solar will act as the EPC for the project and has completed final permitting and land use agreements in anticipation of the closing.

Historically, the Company’s pipeline for acquisition was large and generally not realized for various reasons, including site control, permitting, engineering, interconnect, and an inability to obtain project financing.  However, the Company’s new solar management team has significant experience in converting pipeline into backlog and completing projects and is focused on completing several projects in Hawaii, commencing construction on the $12M Lenape project in Indiana and acquiring and developing utility scale projects, primarily in Mexico.  From the September 26, 2011 acquisition of Blue Earth Solar through December 31, 2013, the Company recognized total revenues of approximately $14,678,092 from Blue Earth Solar.

3)  EE/Technology: Our historical EE business has focused on installing lighting, refrigeration and HVAC equipment for our customers which, based on Management’s knowledge of the industry, we believe can reduce our customer’s costs by 25-60%.  We based our projected savings on our having provided energy efficiency services to approximately 11,000 small to medium sized commercial customers. The Company has verified these savings through its monitoring of customer electricity bills and by using energy monitoring equipment that measures energy consumption between the old equipment and the new more effective energy efficient equipment.  We anticipate cross-selling to our larger CHP food processor customers. Our two recent technology acquisitions provide us proprietary intelligent battery technology and low cost, cloud based energy management systems that Management expects will give us a competitive edge with our commercial customers. The technology will be added to our proprietary Keep Your Cool™ utility program that has been accepted by many West Coast utilities, which is expected to facilitate the roll out of our utility program across the United States.

Expand Scope of Product and Service Offerings.  We plan to continue to expand our offerings by including new types of energy efficiency services, products and improvements to existing products based on technological advances in energy savings strategies, equipment and materials. Through the acquisitions of Intelligent Power Inc. and Millennium Power Solutions, LLC we significantly expanded our offerings of proprietary energy management and energy power solutions, which have enhanced our capabilities to offer our customers comprehensive energy savings solutions.

Meet Market Demand for Cost-Effective, Environmentally-Friendly Solutions.  Through our energy efficiency measures and products, we enable customers to conserve energy and reduce emissions of carbon dioxide and other pollutants. We plan to continue to focus on providing sustainable energy solutions that will address the growing demand for products and services that create environmental benefits for customers.

Increase Recurring Revenue. We intend to continue to seek opportunities to increase our sources of recurring revenue as we continue to expand our core energy services business to become an independent power producer, or IPP, by selling the electricity, hot water, heat and cooling generated by on-site power plants that we build and own under long term power purchase agreements, or PPA’s.

Utility Programs. We intend to offer utilities energy efficiency programs such as our Keep Your Cool™ refrigeration program and broaden our utility program offerings to their small and medium-sized commercial and industrial customers.

Strategic Acquisitions. We will continue to identify and acquire energy management companies and technologies that will enable us to expand our capabilities in our alternative/renewable energy and energy efficiency products and services offerings.

The Company has recognized revenues of $9,472,968, $10,305,736, $8,466,965 and $4,914,118 for the nine months ended September 30, 2014 and the years ended December 31, 2013, 2012 and 2011, respectively, with net losses of $(18,240,777), $(25,473,394), $(9,607,134) and $(14,018,986), respectively.  As of September 30, 2014, the Company had an accumulated deficit of $(82,472,152).

Our executive offices are located at 2298 Horizon Ridge Parkway, Suite 205, Henderson, NV 89052.  Our telephone number is (702) 263-1808.

Recent Developments

BLUE EARTH ANNOUNCES INITIAL CHP ENERGY PLANT IN SUMTER, SOUTH CAROLINA WITH EXPECTED COMPLETION IN FIRST QUARTER 2015

Effective December 1, 2014, Blue Earth, Inc. through its subsidiary, Sumter Heat & Power, LLC, a Nevada limited liability company, entered into an energy purchase agreement and land lease to engineer, design, build, finance, construct, own and operate a co-generation power plant to be located at Pilgrim’s Pride Corporation’s (“Pilgrim’s Pride”) facility in Sumter, South Carolina.  Pilgrim’s Pride agreed to purchase thermal energy from this Combined Heat & Power (CHP) facility.  Pilgrim’s Pride is a subsidiary of JBS Holdings Inc., and is one of the largest chicken producing companies in the world.

This is Blue Earth’s initial energy plant to be completed and was scheduled to be in operation by September 30, 2014, as the modular generator was delivered in August. However, completion of the power plant was delayed due to the unexpected delay in delivery of two important pieces of equipment.

Blue Earth’s, Sumter, South Carolina, co-generation energy facility will utilize methane made from Pilgrim’s Pride’s digester for useful purposes such as hot water, electricity generation, as well as useable gas that can be used in the plant boilers. Insulated hot water storage tanks will also be part of the project to upgrade the current thermal system. Currently the methane is flared off into the environment. This system supports the sustainability efforts of Pilgrim’s Pride. All electrical energy generated by the co-generation facility will be sold to Duke Energy under a power purchase agreement.

BLUE EARTH COMPLETES $10 MILLION PRIVATE PLACEMENT

On November 25, 2014, Blue Earth completed the sale of $10 million of restricted Common Stock at $1.00 per share to Jackson Investment Group, LLC, an existing greater than 5% shareholder.  The proceeds from the offering will be used to fund capital expenditures and other expenses in connection with the Company’s CHP and solar projects and the balance for working capital purposes.

BLUE EARTH AND POWERGENIX ENTER MULTI-YEAR JOINT PRODUCT DEVELOPMENT AND INTERNATIONAL MASTER AGENT AGREEMENTS

Blue Earth entered into an International Master Agent Agreement with PowerGenix Systems, Inc. (“PowerGenix”), a leading developer of high performance low-cost Nickel-Zinc (“NiZn”) batteries for automotive, industrial and uninterruptable power supply (“UPS”) systems.  The multi-year joint product development and international master agent agreements will adapt Blue Earth’s proprietary, intelligent UPS traffic systems for use in, worldwide multiple market verticals, including digital data storage and serve operations, grid storage, critical transportation operations, city infrastructure and emergency UPS markets.  PowerGenix’s patented NiZn battery technology is inherently a high power, high rate capable chemistry that is also ideally suited for grid applications such as frequency and voltage modulation, peak sharing, and Transportation & Distribution (T&D) deferral.  The batteries use an inflammable aqueous electrolyte, making them extremely safe and abuse tolerant across a wide temperature range.  PowerGenix, headquartered in San Diego, California also has a technology development and product engineering facility in Shenzhen, China that oversees its supply and raw material quality control, and provides direct support to its Asian customers.  PowerGenix NiZn batteries have been certified by China National Labs and PowerGenix is working with several major automotive OEMs and Tier1 suppliers worldwide on the Stop-Start and Micro-Hybrid markets, including Peugeot and Hella.

BLUE EARTH CLOSES ON PURCHASE OF EQUITY POSITION IN POWERGENIX WITH $10 MILLION DOLLAR INVESTMENT

On October 27, 2014, the Company entered into reciprocal stock purchase agreements to acquire an approximate 24.4% beneficial ownership in PowerGenix.  The purchase price was $10 million payable through a combination of cash ($2 million) and Blue Earth restricted common shares (3,729,604) valued at $2.145 per share, or an aggregate of $8 million. The restricted shares are subject to a lock-up/leak-out agreement.  Reciprocal equity ownership is designed to fund PowerGenix and maximize the working relationship between the two companies.  Under the terms of the purchase agreement, Johnny R. Thomas, CEO of Blue Earth, was elected to the Board of Directors of PowerGenix.  For as long as Blue Earth has the right to elect a member of the Board of directors, it is also entitled to designate a representative to attend PowerGenix Board of Directors meetings in a non-voting observer capacity.  Details of the reciprocal stock purchase agreements are described in the Company’s Current Report on Form 8-K filed with the SEC on October 31, 2014.

Blue Earth has been granted exclusive marketing rights to use the proprietary PowerGenix Nickel-Zinc (“NiZn”) batteries to produce intelligent digital NiZn storage systems using Blue Earth’s proprietary intellectual property for a number of potentially multi-billion dollar market verticals including: Stationary UPS Systems in the Data Center, Military, Telecom, Utility, Renewable Energy, Motor Start-Up, Frequency Regulation, Peak Shaving/Shifting and Demand Shifting market segments. The marketing rights are global for most market verticals.  PowerGenix granted an exclusive worldwide royalty-free license to Blue Earth to PowerGenix intellectual property, which may be necessary or useful in order for Blue Earth to develop, manufacture, market and sell Blue Earth Smart Battery Products that include Standard Batteries sold to Blue Earth and/or any third party if PowerGenix is unable to supply sufficient quantities of Standard Batteries to Blue Earth.  The license is for six (6) years commencing with the initial commercialization of Smart Batteries or any other product under the Marketing Agreement.  To maintain exclusivity, blue Earth shall be required to make minimum purchases of PowerGenix Standard Batteries for each Blue Earth market vertical for a period of three (3) years, commencing upon the later of September 15, 2015, or the date that commercial products for each Blue Earth Market Vertical are certified by Blue Earth and PowerGenix.  The agreement contains customary provisions which enable Blue Earth to have certain access to PowerGenix intellectual property as needed to continue to manufacture, develop and market Blue Earth Smart Battery Products in the event PowerGenix is unable to do so.

PowerGenix owns over 100 patents on NiZn chemistry, of which approximately fifty percent have been issued. This strategic relationship allows Blue Earth to combine our intellectual property with their intellectual property to create disruptive products.  PowerGenix’s patented NiZn battery technology is inherently a high power, high rate capable chemistry that is also ideally suited for grid applications such as frequency and voltage modulation, peak shaving, and Transportation & Distribution (T&D) deferral. The batteries use an inflammable aqueous electrolyte, making them extremely safe and abuse tolerant across a wide temperature range.

BLUE EARTH AND DCO ENERGY,LLC TO BUILD $17.4 MILLION CENTRAL ENERGY CENTER FOR A NEW HOTEL AND CASINO IN LAS VEGAS NEVADA

The Company and DCO Energy, LLC (“DCO”) will form a limited liability company (“LLC”) that will design and build a $17.4M Central Energy Center that will provide critical energy and thermal needs for a new hotel and casino (“Resort”) in Las Vegas, NV.  The LLC will design, build and operate the project.  The LLC is expected to receive long term recurring revenues through an Energy Sales Agreement with the Resort.  The utility contract associated with the Central Energy Center will generate annuity income over the twenty-five (25)-year term of the agreement.  The Central Energy Center is expected to provide utilities to the Resort at significantly lower prices than traditional utility procurement methods.  The new $115mm boutique Resort will be ideally located in close proximity to the famous Las Vegas Strip.  The Resort is intended to provide a truly differentiated Hotel and Gaming experience along with first-class dining provisions.  With 206 luxury guest rooms and dramatic architecture, this exciting resort is expected to mark the return of development in Las Vegas, as it will be the first ground up casino development to be completed in Las Vegas in nearly six years.

BLUE EARTH SELECTS DCO ENERGY, LLC AS EPC CONTRACTOR FOR THE ALBERTA CO-GENERATION ENERGY PLANT

DCO Energy, LLC (DCO), was selected to help procure and construct the Company owned Alberta, Canada co-generation energy plant.  Blue Earth’s strategy and budgets for co-generation have always included partnering with an experienced engineering, procurement and construction (EPC) partner to insure that projects are built on time and to the highest professional standards. An experienced EPC partner is expected to insure the realization of a long-term recurring revenue stream from our Company project.

BLUE EARTH APPOINTS ALAN P. KRUSI TO BOARD OF DIRECTORS

Alan P. Krusi has been appointed to the Board of Directors effective August 26, 2014. Mr. Krusi brings to his position over three decades of management experience in the engineering and construction industries. His experience as former CEO of RealEnergy Inc., an alternative energy start-up, which developed and provided Combined Heat and Power (Distributed Generation) services to commercial real estate customers in California, New York and New Jersey is expected to be of great benefit as the Company becomes a significant owner of distributed generation power plants and for our energy efficiency business and the roll out of our new battery and energy management control technologies.

Since March 2008, Mr. Krusi has been a director of Comfort Systems USA (NYSE:FIX) a leading provider of commercial and industrial heating, ventilation and air conditioning (HVAC) and building automation services, with more than 85 locations nationwide.

Mr. Krusi has been President, Strategic Development of AECOM Technology Corporation (NYSE:ACM), a global provider of professional technical and management support services, since October 2011, and served as Executive Vice President for Corporate Development from August 2008 until October 2011. In these capacities, Mr. Krusi oversaw AECOM’s M&A program, among other duties. From 2003 until 2008 Mr. Krusi served as President of Earth Tech, Inc., an engineering, consulting, and construction services firm owned by Tyco International, which had strong expertise in the design and construction of water treatment facilities world-wide. From 2002 to 2003, Mr. Krusi served as CEO of RealEnergy, Inc. Prior to RealEnergy, and over a period of twenty-five years, Mr. Krusi held a number of technical and management positions within the engineering and construction industries.

BLUE EARTH ANNOUNCES SHAREHOLDERS EXERCISE - $6 MILLION OF CLASS A WARRANTS

The Company announced on September 2, 2014, that Shareholders have exercised approximately 2 million Class A warrants at $3.00 per share. Accordingly, all of the Company’s outstanding Class A warrants have either been exercised or have expired as of August 29, 2014.

BLUE EARTH LAUNCHES BLUE EARTH GENERATOR, INC. TO PROVIDE GENERATOR SERVICES AND EXPAND ITS CHP CAPABILITIES IN THE NYC METROPOLITAN, NORTHEAST AND MIDWEST REGIONS

On September 29, 2014, the Company announced the successful launch of Blue Earth Generator, Inc. (“BE Generator”).  This division will develop, construct and maintain backup generators and cogeneration systems in the New York metropolitan area.  The division plans to expand into other East Coast and Midwest metropolitan markets.  In addition to the large industrial manufacturing facilities serviced by BE CHP, BE Generator will provide cogeneration systems and backup generators for large commercial buildings.

BE Generator’s certified technicians have over 150 years of combined experience servicing Caterpillar and most other major equipment providers’ power generation systems.  BE Generator’s factory-trained technicians are certified and experienced in standby/prime power generator and cogeneration installations.  They also service switchgear, hear recovery equipment, system controls and other balance-of-plant systems.  The technicians provide preventative services/emergency maintenance, emission testing, fuel oil tank cleaning, loan bank testing, plant control balancing and general management services.  Following NFPA 110 guidelines, Blue Earth technicians perform comprehensive inspections of emergency power supply systems.  BE Generator also provides major overhauls to restore engines/CHP plants to original design specifications, with OEM approved parts, to ensure maximum plant performance.

BLUE EARTH TO VIGOROUSLY DEFEND CLASS ACTION BASED ON SEEKING ALPHA ARTICLE

On October 24, 2014 a purported class action lawsuit, captioned “Jordan Cianci, individually and on behalf of all others similarly situated v. Blue Earth, Inc., Johnny R. Thomas [an executive officer], Brett Woodard [an executive officer] and John Francis [a non-executive officer]”, was filed in United States District Court Central District of California (Case No. 2:14-cv-08263) against Blue Earth, Inc. (the “Company”) and the aforementioned officers of the Company.  The complaint is based, in large part, on the allegations contained in an anonymous article posted on October 21, 2014 on the website “SeekingAlpha.com”.  The Company has previously responded to the “SeekingAlpha” allegations in a press release dated October 21, 2014 and refuted the veracity of the claims made in the article.  The Company believes the claims contained in the complaint are without merit and will vigorously defend this matter.

BLUE EARTH TO VIGOROUSLY DEFEND PURPORTED COMPLAINT OF TERMINATED CONSULTANT

Broadway Family Group LLC, a terminated consultant to Blue Earth, has commenced a civil action in the District Court, Clark County, Nevada.  The consultant alleges that the consulting agreement with the Company was terminated without cause as alleged by the Company and that its 1,200,000 warrants to purchase common stock at $1.18 per share became fully vested.  The Company believes the claims in the complaint are without merit and will vigorously defend this matter.

The Offering

This prospectus relates to the sale by certain selling stockholders of up to 10,110,000 shares of our common stock, as described on the cover page of this Prospectus.

Offering Price	Market price or privately negotiated prices.
Common Stock Outstanding	93,293,454 shares, $.001 par value (1)
Use of Proceeds	We will not receive any proceeds from the sale of the common stock by the selling stockholders.
NASDAQ Symbol	BBLU
Risk Factors

The common stock offered hereby makes a high degree of risk and should not be purchased by investors who cannot afford the risk of their entire investment.  You should carefully consider the information set forth in this prospectus and, in particular, the specific factors set forth in the “Risk Factors” section and incorporated herein by reference beginning on page 11 of this prospectus before deciding whether or not to investing our common stock.

(1)  Represents the number of shares of our common stock outstanding as of December 1, 2014.

RISK FACTORS

Investing in our securities involves a high degree of risk. Please see the risk factors under the heading “Risk Factors” beginning on page 25 in our Annual Report on Form 10-K for the year ended December 31, 2013, and on page 8 in our Prospectus dated May 14, 2014 included in our Form S-1 Registration Statement on file with the SEC, which are incorporated by reference herein, as well as the Risk Factor set forth below. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus and any prospectus supplement or amended registration statement in our periodic filings with the SEC subsequent to our most recent reports which are incorporated by reference herein.  The risks and uncertainties we have described are not the only ones facing our Company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.

We face risks associated with a purported securities class action lawsuit, which if successful, could have a material adverse effect on our results of operations and could harm our reputation.

On October 24, 2014, a purported class action lawsuit, Jordan Cianci v. Blue Earth, et. al., which purported to allege federal securities law claims against the Company and certain of its officers, was filed in the United States District Court for the Central District of California by the Rosen Law Firm.   The plaintiff seeks unspecified damages on behalf of a purported claim of purchase of our common stock between October 7, 2013 and October 21, 2014, the date of publication of the aforementioned Seeking Alpha articles.  Whether or not the litigation is successful, this type of litigation is often expensive and diverts management’s attention and resources, which could adversely affect the operation of our business.  Any adverse decision in this action, requiring us to pay substantial damages to the plaintiffs could result in a material adverse effect on our results of operations and could harm our reputation. We believe this lawsuit is without merit and will vigorously defend this matter.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This prospectus, and the documents we incorporate by reference in this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical facts, that we include in this prospectus, and in the documents we incorporate by reference in this prospectus, may be deemed forward-looking statements for purposes of the Securities Act and the Exchange Act, including, in particular, the statements about our plans, objectives, strategies and prospects regarding, among other things, our financial condition, operating results and business.

We use the words “anticipate,” “believe,” “estimate,” “target,” “project,” “expect,” “intend,” “may,” “plan,” “will,” “could,” “would,” “should,” “anticipate,” “feel,” “confident,” “predict,” “forecast,” “potential,” and similar expressions to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and, accordingly, you should not place undue reliance on our forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from the forward-looking statements that we make, including the factors included in the documents we incorporate by reference in this prospectus.  In particular, you should review the risks described under the heading “Risk Factors” and the statements under and the heading “Special Note Regarding Forward-Looking Statements” in our annual report on Form 10-K for the year ended December 31, 2013 and in the Prospectus dated May 14, 2014 included in our S-1 Registration Statement, which are incorporated herein by reference in their entirety, and any amendment or update thereto reflected in subsequent filings with the SEC, and all other annual, quarterly and other reports that we file with the SEC after the date of this prospectus and that also are incorporated herein by reference. You should read these factors and the other cautionary statements made in the documents we incorporate by reference as being applicable to all related forward-looking statements wherever they appear in this prospectus, any prospectus supplement, and any document incorporated by reference. We caution you that we do not undertake any obligation to update forward-looking statements made by us.

USE OF PROCEEDS

We are registering these shares in order to satisfy registration rights we have granted to the selling stockholders.  The shares of common stock to be offered and sold pursuant to this prospectus will be offered and sold by the selling stockholders.  We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders.

SELLING STOCKHOLDERS

The selling stockholders named in the table below may from time to time offer and sell pursuant to this prospectus and any applicable prospectus supplement the shares to which this prospectus relates. The selling stockholders may sell all, a portion or none of their shares at any time. The information regarding shares beneficially owned after the offering assumes the sale of all shares offered by the selling stockholders.

Each of the transactions by which the selling stockholders acquired their securities from us was exempt under the registration provisions of the Securities Act.  The Shares of common stock referred to above are being registered to permit public sales of the shares, and the selling stockholders may offer the shares for resale from time to time pursuant to this prospectus.  The selling stockholders may also sell, transfer or otherwise dispose of all or a portion of their shares in transactions exempt from the registration requirements of the Securities Act or pursuant to another effective registration statement covering those shares.  We may from time to time include additional selling stockholders in supplements or amendments to this prospectus.

The table below sets forth certain information regarding the selling stockholders and the shares of our common stock offered by them in this prospectus.  To our knowledge, subject to community property laws where applicable, each person named in the table has sole voting and investment power with respect to the shares of common stock set forth opposite such person’s name.  Beneficial ownership is determined in accordance with the rules of the SEC. To our knowledge, none of the selling stockholders are registered broker-dealers or are affiliates of registered broker-dealers.

	Number of Shares of Common Stock Beneficially Owned Prior to	Number of Shares of Common Stock Being Offered	Shares of Common Stock Beneficially Owned After this Offering
Name of Selling Stockholder (1)	the Offering	Hereby	Number	Percent (2)
Jackson Investment Group LLC (3)	16,445,776 (4)	10,000,000	6,445,776	6.7%
Davidoff Hutcher & Citron LLP (5)	76,014	60,000	16,014	*
RBB Capital LLC (6)	438,000 (7)	50,000	388,000	*

_______________________________

*  Less than 1% of the issued and outstanding shares of common stock.

(1)

Throughout this prospectus, when we refer to the “selling stockholders,” we mean the entities listed in the table above, as well as the pledges, donees, assignees, transferees, successors and others who later hold any of the selling stockholders’ interests, and when we refer to the shares of our common stock being offered by this prospectus on behalf of the selling stockholders, we are referring to the 10,110,000 shares of our common stock being registered under this registration statement.

(2)

Calculated using 93,293,454 shares of our common stock outstanding as of December 1, 2014.

(3)

Richard L. Jackson, the sole manager and controlling owner of Jackson Investment Group LLC, has voting and dispositive power over these securities.  The address of the stockholder is 2655 Northwinds Parkway, Alpharetta, Georgia 30089.

(4)

Includes 3,355,000 shares issuable upon exercise of Class B and Class C warrants.

(5)

Jeffrey Citron, a managing partner of Davidoff Hutcher & Citron LLP, has voting and dispositive power over these securities.

(6)

Mark Grober, a manager of RBB Capital LLC, has voting and dispositive power over these securities.

(7)

Includes 187,500 shares issuable upon exercise of outstanding warrants.

MATERIAL RELATIONSHIPS WITH SELLING STOCKHOLDERS

Except as set forth herein, none of the selling stockholders have had a material relationship with the Company within the past three years.

Davidoff Hutcher & Citron LLP has been corporate and securities counsel to the Company since December 2010.

Registration Rights

On November 25, 2014, the Company and Jackson Investment Group LLC (“JIG”) entered into a Stock Purchase Agreement (the “SPA”) to purchase 10,000,000 shares of common stock.  On December 2, 2014, RBB Capital LLC (“RBB”) entered into a substantially identical SPA with the Company to purchase 50,000 shares of common stock.  The SPAs provide that the Company will file a registration statement under the Securities Act, subject to certain limitations and conditions described in the SPA, including the 10,050,000 shares purchased on those dates.  The shares of common stock being offered by JIG and RBB are being registered in accordance with the registration rights in the SPA granted by us to the selling stockholders.

PLAN OF DISTRIBUTION

The shares of common stock offered by this prospectus may be sold by the selling stockholders or their transferees from time to time in:

•

transactions in the over-the-counter market, the NASDAQ Capital Market, or on one or more   exchanges on which the securities may be listed or quoted at the time of sale;

•

negotiated transactions;

•

transactions otherwise than on the NASDAQ Capital Market or stock exchanges;

•

underwritten offerings;

•

distributions to equity security holders, partners or other stockholders of the selling stockholder;

•

through the writing of options, whether such options are listed on an options exchange or otherwise;

•

through a combination of these methods of sale; or

•

any other method permitted by law.

The selling stockholders may sell the shares of our common stock at:

•

fixed prices which may be changed;

•

market prices prevailing at the time of sale;

•

prices related to prevailing market prices;

•

negotiated prices; or

•

any other method permitted by law.

In connection with sales of the common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the common stock in the course of hedging in positions they assume.  The selling stockholders may also sell shares of common stock short and deliver shares of common stock to close out short positions, or loan or pledge shares of common stock to broker-dealers that in turn may sell those shares.  If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, those underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal.  Any such discounts, concessions or commissions as to particular underwriters, brokers-dealers or agents may be in excess of those customary in the types of transactions involved.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them.  If the selling stockholders default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus or an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.  The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any.  The selling stockholders reserve the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents.  We will not receive any of the proceeds from this offering.

The selling stockholders and any broker-dealer or agent participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act, and any commission paid, or any discounts or concessions allowed, to any such broker-dealer or agent may be deemed to be underwriting commissions or discounts under the Securities Act.  At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealer or agent, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Direct Sales, Agents, Dealers and Underwriters

The selling stockholders or their transferees may effect transactions by selling the shares of common stock in any of the following ways:

•  directly to purchasers; or

•  to or through agents, dealers or underwriters designated from time to time.

Agents, dealers or underwriters may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom they act as agent or to whom they sell as principals, or both.  The agents, dealers or underwriters that act in connection with the sale of shares might be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act, and any discount or commission received by them and any profit on the resale of shares as principal might be deemed to be underwriting discounts or commissions under the Securities Act.

In the event that a member firm of the Financial Industry Regulatory Authority, Inc. (“FINRA”) is retained to effect transactions in the shares of common stock, no FINRA member firm may receive compensation in excess of that allowable under FINRA rules, including Rule 5110, in connection with the resale of the securities by a selling stockholder, which total compensation may not exceed 8%.

Regulation M

The selling stockholders and any other persons participating in the sale or distribution of the shares are subject to applicable provisions of the Exchange Act and the rules and regulations under such act, including, without limitation, Regulation M.  These provisions may restrict certain activities of, and limit the timing of purchase and sales of any of the shares by, the selling stockholders or any other such person.  Furthermore, under Regulation M persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions.  All of these limitations may affect the marketability of the shares.

Supplements

To the extent required, we will set forth in a supplement to this prospectus filed with the SEC the number of shares to be sold, the purchase price and public offering price, any new selling stockholder, the name or names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offering.

State Securities Law

Under the securities laws of some states, the selling stockholders may only sell the shares in those states through registered or licensed brokers or dealers.  In addition, in some states the selling stockholders may not sell the shares unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is satisfied.

Expenses, Indemnification

We will not receive any of the proceeds from the sale of the shares of common stock sold by the selling stockholders and will bear all expenses related to the registration of this offering but will not pay for any underwriting commissions, fees or discounts, if any.  We will indemnify the selling stockholders against some civil liabilities, including some liabilities which may arise under the Securities Act.

In the event of a material change in the plan of distribution disclosed in this prospectus, the selling stockholders will not be able to effect transactions in the shares pursuant to this prospectus until such time as a post-effective amendment to the registration statement is filed with, and declared effective by, the SEC.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents previously filed by us with the SEC are incorporated in this registration statement by reference.

(a) Annual Report on Form 10-K for the year ended December 31, 2013, first filed on March 3, 2014, as last amended on May 12, 2014.

(b) Quarterly Reports on Form 10-Q: for the period ended March 31, 2014, filed on May 16, 2014; for the period ended June 30, 2014, filed on August 14, 2014; and the period ended September 30, 2014, filed on November 14, 2014.

(c) Definitive Proxy Statement filed on June 13, 2014.

(d) Current Reports on Form 8-K and amendments thereto filed on February 6, 2014, April 10, 2014, April 14, 2014, May 13, 2014, July 23, 2014, August 5, 2014, August 15, 2014, August 26, 2014, August 26, 2014, August 28, 2014, September 11, 2014, October 28, 2014, October 31, 2014, November 26, 2014, and December 4, 2014.

(e) Description of the Registrant’s Common Stock contained in the Registration Statement on Form 8-A, declared effective on April 25, 2012 (including any amendment or report filed with the SEC for the purpose of updating such description).  The description of securities contained in the Registrant’s Registration Statement (f/k/a Cherry Tankers, Inc.), on Form SB-2, as amended, originally filed with the Securities and Exchange Commission on December 26, 2007 and declared effective on January 10, 2008) (File No. 333-148346); Registrant’s Post-Effective Amendment No. 1 to form SB-2 on Form S-1 declared effective on March 5, 2009; Current Report on Form 8-K filed on October 29, 2010, Form 8-K/A filed on September 29, 2011, and Amendment No. 1 to Form 8-K for July 3, 2013 filed on January 9, 2014, are incorporated herein by reference.

All reports and other documents that we file pursuant to Section 13(a) and 13(c), 14 and 15(d) of the Exchange Act after the date of the initial registration statement and prior to effectiveness of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference in this prospectus and to be a apart hereof from the date of filing of such reports and documents.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, copies of these filings, excluding all exhibits unless an exhibit has been specifically incorporated by reference in such filings, at no cost, upon written or oral request made to:

You may request, orally or in writing, a copy of these documents, which will be provided to you at no cost, by contacting John Francis, Vice President, Blue Earth, Inc., 2298 Horizon Ridge Parkway, Suite 205, Henderson, Nevada 89052; telephone (702) 263-1808.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the SEC under the Securities Act to register the resale by the selling stockholders of the securities offered by this prospectus.  This prospectus omits some information and exhibits included in the registration statement, copies of which may be obtained upon payment of a fee prescribed by the Commission or may be examined free of charge at the principal office of the SEC in Washington, D.C.

We are subject to the informational requirements of the Exchange Act and in accordance therewith file reports, proxy statements and other information with the SEC. The reports, proxy statements and other information filed by us with the SEC can be inspected and copied at the Public Reference Room maintained by the SEC at 100 Fifth Street, N.E., Washington, D.C. 20549. Copies of filings can be obtained from the Public Reference Room maintained by the SEC by calling the SEC at 1-800-SEC-0330. In addition, the Commission maintains a website that contains reports, proxy and informational statements and other information filed electronically with the SEC at http://www.sec.gov.  General information about us, including our reports and other information filed with the SEC, are available free of charge through our website at www.blueearthinc.com.  Information on our website is not incorporated into the prospectus or our other SEC filings and is not part of this prospectus.

You may request, orally or in writing, a copy of these documents, which will be provided to you at no cost, by contacting John Francis, Vice President, Blue Earth, Inc., 2298 Horizon Ridge Parkway, Suite 205, Henderson, Nevada 89052; telephone (702) 263-1808.

You should rely only on the information contained in this prospectus, including information incorporated by reference as described above, or any prospectus supplement that we have specifically referred you to. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents or that any document incorporated by reference is accurate as of any date other than its filing date. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

LEGAL MATTERS

The validity of the issuance of the securities offered by this prospectus will be passed upon for us by Davidoff Hutcher & Citron LLP, New York, New York.  Davidoff Hutcher & Citron LLP owns 76,014 shares of common stock including 60,000 shares of common stock included as a selling stockholder in this prospectus.

EXPERTS

The financial statements as of and for the years ended December 31, 2013, 2012 and 2011 have been audited by HJ & Associates, LLC, an independent registered public accounting firm as set forth in their report and are included in reliance upon such report given as authority of such firm as experts in accounting and auditing.